Exhibit 14.1
CODE OF ETHICS
(January 2008)
Introduction
The Board of Directors of TRM Corporation and its subsidiaries (“TRM” or the “Company”) has developed and adopted this Code of Ethics (this “Code”) to deter wrongdoing and to promote:
•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interests between personal and professional relationships;

•	Full, fair, accurate timely and understandable disclosure in TRM’s annual and quarterly reports and in other public communications made by TRM;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt reporting of violations of this Code to an appropriate person or persons identified in the Code; and

•	Accountability for adherence to this Code.
This Code applies to all directors, officers and employees of TRM, including, but not limited to, the chief executive officer, the chief financial officer, the principal accounting officer, the controller, and persons performing similar functions (who are collectively referred to as the “Senior Financial Officers”).
The Human Resources Department is responsible for distributing this Code to all employees. It is the responsibility of the directors, the executive officers, the Senior Financial Officers and each department head to demonstrate both in actions and words the importance of this Code to all officers and employees under their supervision.
Please take the time to read this Code carefully, since you are responsible for knowing and understanding its contents. If you need more information or have any questions, contact the Human Resources Department of TRM Corporation via telephone at (503) 943-2760, or email at richardorlandini@trm.com.
Legal Compliance
Maintaining the Company’s reputation as a premier institution and a good corporate citizen demands that you conduct the Company’s business in full compliance with all applicable federal, state, and local laws and regulations, whether in the United States, Canada, the United Kingdom or any country in which the Company might conduct business, all rules of the Nasdaq Stock Market or other self-regulatory organizations applicable to the Company, and the provisions of this Code. These laws, rules and regulations are extensive and this Code does not attempt to identify all of the laws that govern the conduct of the Company’s business. Some of the specific areas with which employees are expected to comply, to the extent applicable, include, but are not limited to:
•	Securities laws;

•	Privacy and intellectual property laws;

•	Laws prohibiting employment discrimination;

•	Anti-trust and similar laws;

•	Foreign corrupt practice laws; and

•	Limitations on political contributions.
Many resources are available to you to become familiar with the laws, rules and regulations that apply to your scope of responsibility within the Company. From time to time, the Company will issue policies, procedures and guidelines that outline appropriate legal procedures to be followed. You are expected to read these materials and become familiar with their content.
Confidentiality
Maintaining the quality and confidentiality of the Company’s information, whether technical, sales and marketing, legal or other data, will ensure that the Company remains competitive and viable.
Therefore, you are permitted to use and disclose proprietary and/or confidential information only as authorized and only in furtherance of TRM’s business. In addition, you are responsible for making sure adequate safeguards are used to prevent the disclosure or loss of proprietary and/or confidential information. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

An employee must also maintain the confidentiality of third party information that TRM has agreed to maintain confidential to the extent of any such confidentiality or nondisclosure agreement. An employee’s obligation to protect TRM proprietary and confidential information exists whether or not the information is explicitly labeled or otherwise designated as being proprietary or confidential, and the obligation continues even after leaving the company.
To avoid inadvertent disclosure, never discuss any information that is confidential with any unauthorized person, including family members or friends, who might inadvertently pass on this information to someone else. Furthermore, you should not discuss confidential information even with authorized TRM employees if you are in the presence of others who are not authorized; for example, while in a public area such as a restaurant, an airplane or an elevator. If you believe that confidential information may have been inadvertently disclosed, please contact the Legal Department immediately. If someone outside TRM asks you questions about the Company or our business activities relating to proprietary or confidential information, do not attempt to answer them unless you are authorized to do so. If you are not authorized, refer the person to the appropriate source within TRM. If you are uncertain as to whether you are authorized to answer the question or to whom the inquiry be referred, consult the TRM Legal Department before providing any information.
Conflicts of Interest
Members of the Company’s Board of Directors have a special responsibility because our directors are prominent individuals with substantial other responsibilities. To avoid conflicts of interest, directors are expected to disclose to their fellow directors any personal interest they may have in a matter that comes before the Board and to recuse themselves from participation in any decision in which there is a conflict between their personal interests and the interests of the Company. Directors must at all times honor the fiduciary duties imposed upon them by law in their capacity as directors, including their duty of loyalty to the Company.
The following guidelines apply to employees of the Company:
Employees of the Company are expected to conduct all of their business affairs ethically and honestly and with the highest sense of integrity. This requires you to ensure that your business dealings on behalf of the Company are never influenced by—or even appear to be influenced by—your own personal interests.
The Company has adopted the following guidelines to protect both the Company and employees against conflicts of interest, and from situations that create an appearance of a conflict of interest. Since conflicts of interest are not always clear-cut, you should discuss with the Legal Department of TRM, any question about any situation, transaction or relationship that reasonably could give rise to an actual or apparent conflict of interest.
Please note that a conflict of interest can be created by your own actions or by the actions of anyone acting on your behalf, including members of your immediate family, household, or others with whom you have a committed or similarly close relationship. This Code will refer to such persons as “Family and Close Relations.” Because no two situations are alike, you should contact the Legal Department of TRM if you have any questions about the applicability of these guidelines to a specific family or personal relationship.
1. Competing Employment. Employees may not work for, have a business association with, provide any services or materials to or receive any compensation for services or employment from any competitor of the Company.
2. Interests In Other Businesses. You and Family and Close Relations must avoid any direct or indirect financial relationship with other businesses that could cause divided loyalty. You may not have any financial interest in or receive compensation from any customer, party with whom the Company has a strategic business relationship, supplier or vendor of the Company. You must disclose to the Company any employment by your Family and Close Relations in positions of authority at a firm that competes with the Company or does business with the Company as a customer, vendor, supplier or party with whom the Company has a strategic business relationship. You must avoid conducting Company business with Family and Close Relations, either directly or indirectly, at a customer, supplier, party with whom the Company has a strategic business relationship or vendor unless you have prior written permission from the Legal Department of TRM Corporation. This provision will not prevent you from owning less than 5% of the stock of a publicly-traded company provided that the investment is not so large financially either in absolute dollars or a percentage of your total investment portfolio that it creates the appearance of a conflict of interest.
3. Outside Directorships. The Company encourages its employees to be active in industry and civic associations, including membership in other companies’ boards of directors. Employees who serve on outside boards of a profit-making organization are required, prior to acceptance, to obtain written approval from the Executive Management Committee of TRM. As a general rule, you may not accept a position as an outside director of any current or likely competitor of the Company.

Furthermore, in the absence of an overriding benefit to the Company and a procedure to avoid any financial conflict (such as refusal of compensation and refusal from involvement in that company’s relationship with the Company), approval is likely to be denied where the Company employee either directly or through people in his or her chain of command has responsibility to affect or implement the Company’s business relationship with the other company. Approval of a position as a director of a company that supports or promotes a competitor’s products or services is also likely to be denied.
If the Executive Management Committee approves an outside directorship, you may keep compensation earned from that directorship unless the terms of the committee’s approval state otherwise. Generally, however, you may not receive any form of compensation (including stock options, stock or cash) for service on a board of directors of a company if the service is at the request of the Company or in connection with the Company’s investment in, or a significant relationship exists with, that company and the directorship is as a consequence or in connection with that relationship. Any company that is a vendor, supplier, party with whom the Company has a strategic business relationship or customer of the Company has a “relationship” with the Company. “Significant” is broadly defined to include a sole-source vendor/supplier, or one in which the Company is responsible for generating five percent or more of the outside company’s revenues. When membership on a board of directors is other than at the Company’s request, and a potential for conflict of interest exists (even if no compensation is received), you are expected to recuse yourself from any involvement in the Company’s relationship with that company. It is therefore important that you recognize that your membership should be an opportunity to provide expertise and to broaden your own experience, but you should not be put in a position where the other company expects to use your board membership as a way to get access to or to influence Company decisions.
The Company may at any time rescind prior approvals in order to avoid a conflict or appearance of a conflict of interest for any reason deemed to be in the best interests of the Company. In addition, the Company will periodically conduct an inquiry of employees to determine the status of their membership on outside boards.
4. Business Opportunities. You may not use Company business opportunities for your own personal gain. This includes any opportunity to profit from transactions in the consumer convenience services industry or other lines of business engaged in or planned by the Company or business opportunities which you discover during the course of your employment, or through the use of Company property or information. You should not engage in business in a personal capacity with competitors, customers, parties with whom the Company has a strategic business relationship, vendors, or suppliers of the Company unless doing so as a personal or business consumer on terms generally available to others on terms and conditions no less favorable than those which are made available to you.
5. Gifts, Favors and Personal Entertainment. You may not solicit or accept, directly or indirectly, any cash or monetary equivalents, objects of value or preferential treatment from any person or business that has or is seeking business with the Company where doing so may influence or appear to influence your business judgment.
•	You may accept gifts, services or other items of value (but not cash) under the following circumstances:
•	You may accept meals, travel, lodging, refreshment, or other normal business courtesies of reasonable value either in the course of a business meeting or to satisfy a reasonable business purpose of the Company.

•	You may accept meals and entertainment, such as the occasional sporting event, provided that you do not do so frequently or under circumstances where your judgment could be influenced, or where the cumulative value of the entertainment is excessive. Any meals and entertainment involving substantial travel or an extended number of days cannot be accepted without written permission by the Legal Department of TRM.

•	You may accept discounts or rebates on merchandise or services that do not exceed those available to members of the general public.

•	You may accept non-cash gifts of reasonable value including for commonly-recognized events or occasions, such as a promotion, new job, wedding, retirement, birthday or holiday.

•	You may receive awards from civic, charitable, educational or religious organizations of reasonable value for recognition of services and accomplishments.

•	You may receive gifts, gratuities, amenities or favors received because of family or personal relationships when the circumstances make it clear that it is those relationships rather than the business of the Company that are the motivating factor.
Financial Reporting
As a public company it is of critical importance that TRM’s filings with the Securities and Exchange Commission and other public disclosures be accurate and timely. Depending on his or her position with the Company, an employee may be called upon to provide information to assure that TRM’s public reports are complete, fair and understandable. The Company expects all of its personnel to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to TRM’s public disclosure requirements.

Senior Financial Officers have the primary responsibility for ensuring that the disclosure in the Company’s periodic reports is full, fair, accurate, timely and understandable. Therefore, Senior Financial Officers are required to familiarize themselves with the disclosure requirements applicable to TRM Corporation as well as the business and financial operations of TRM Corporation. Senior Financial Officers are responsible for adequately supervising the preparation of the financial disclosures in the periodic reports required to be filed by TRM Corporation.
In the performance of their duties, Senior Financial Officers and other Company employees are prohibited from knowingly misrepresenting facts. A Company employee will be considered to have knowingly misrepresented facts if he or she knowingly (1) makes, or permits or directs another to make, materially false or misleading entries in an entity’s financial statements or records; (2) fails to correct materially false and misleading financial statements or records; (3) signs, or permits another to sign, a document containing materially false and misleading information; or (4) falsely responds, or fails to respond, to specific inquiries of the Company’s internal or external auditors.
Waivers
The Company expects that all of its directors, officers and employees will strictly adhere to this Code. Notwithstanding the foregoing, there may be special circumstances under which the Company may elect to waive a particular provision of this Code for a limited purpose. Waivers of this Code for any employee of the Company other than officers or directors of TRM Corporation may only be made by the Legal Department of TRM. Any waiver of this Code for officers or directors of TRM Corporation may only be made by its Board of Directors and must be promptly disclosed, including the reasons therefor, to the shareholders of TRM Corporation and to appropriate regulators, if and as required by applicable law or rules of the Nasdaq Stock Market or other self-regulatory organization then applicable to the Company. For the purpose of this section of the Code, the term “officer” shall mean those officers covered in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.
Responsibilities for Compliance
Where a director, officer, or employee believes or determines that an actual, potential, or apparent violation of this Code exists he or she must promptly report it in writing, on an anonymous basis if so desired, to TRM’s Legal Department. Complaints will be promptly investigated by the Legal Department or, in the case of actual, potential or apparent violations involving accounting or auditing matters, another duly appointed delegatee of the Audit Committee pursuant to the Audit Committee’s policies and procedures. Should the director, officer or employee feel that the complaint is not being addressed appropriately, he or she must report it in writing, on an anonymous basis if so desired, to ethics@trm.com, which is posted on the TRM website or send to Julie Wilson, Esquire, Ledgewood, P.C., 1900 Market Street, Suite 750, Philadelphia, PA 19103. This will forward the complaint to outside counsel on behalf of the Audit Committee, who will promptly investigate the complaint.
Full and timely disclosure of the facts will help meet your responsibilities under this Code and will enable the Company to maintain the highest ethical standards. No officer, director, or employee will be discharged, threatened, or discriminated or retaliated against because the person or someone else acting on his or her behalf makes a good faith disclosure concerning another officer, director, or employee. Officers, directors and employees are obliged to cooperate with investigations into Code violations and must always be truthful and forthcoming in the course of any such investigations.
Any director, officer or employee who has a good-faith belief that he or she has been harassed, discharged, threatened, discriminated against or otherwise retaliated against because of a disclosure of securities law violations or fraudulent activity in violation of this Code, or because of assistance in an investigation, should promptly bring his or her complaint of retaliation to the attention of the Legal Department or the Audit Committee of TRM Corporation via our outside counsel in the case where you reasonably believe that the Legal Department is involved in the retaliation. The Legal Department (or such other duly appointed designee) will have authority to investigate any such claim of retaliation and, if retaliation has occurred, to promptly recommend corrective action.
Consequences of Violations
Violations of any provision of this Code, including retaliation against someone who has made a complaint of a violation, may result in disciplinary action including termination of employment or other relationship with the Company. In addition, certain violations could result in the imposition of civil and/or criminal sanctions. Illegal actions on the part of persons covered by this Code will be reported to the appropriate authorities.